(logo) STRATEGIC ASSET SERVICES LLC®

AN H/2 CAPITAL PARTNERS® COMPANY

Report on Assessment of Compliance with Applicable Servicing Criteria

1.   Strategic Asset Services LLC (“SAS”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the year ended December 31, 2018 (the “Reporting Period”), as set forth in Appendix A hereto. The transactions covered by this report include commercial real estate loans and notes for which SAS acted as primary servicer and/or special servicer, respectively, during the Reporting Period including the loan(s) owned by a trust as listed on Appendix B hereto (the “Platform”);

2.   SAS has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”), to perform specific, limited or scripted activities, and SAS elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as permitted by the United States Securities and Exchange Commission Compliance and Disclosure Interpretation 200.06, Vendors Engaged by Servicers (formerly SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06)) and as set forth in Appendix A hereto;

3.   Except as set forth in paragraph 4 below, SAS used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.   The criteria listed in the column titled “Inapplicable Servicing Criteria” on Appendix A hereto are inapplicable to SAS based on the activities it performs, directly or through its Vendors, with respect to the Platform;

5.   SAS has complied, in all material respects, with the applicable servicing criteria as of December 31, 2018 and for the Reporting Period with respect to the Platform taken as a whole;

6.   SAS has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2018 and for the Reporting Period with respect to the Platform taken as a whole;

7.   SAS has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2018 and for the Reporting Period with respect to the Platform taken as a whole; and

8.   A registered public accounting firm that is a member of the American Institute of Certified Public Accountants has issued an attestation report on SAS’ assessment of compliance with the applicable servicing criteria as of December 31, 2018 and for the Reporting Period.

STRATEGIC ASSET SERVICES LLC

By: /s/ Grace E. Bodemuller-Holst

Name: Grace E. Bodemuller-Holst

Title: Managing Director

Date: February 8, 2019

By: /s/ John A. Mayfield

Name:  John A. Mayfield

Title: Managing Director

Date: February 8, 2019

375 PARK AVENUE, 20TH FLOOR • NEW YORK, NY 10152 • T 212 671 6300 • F 212 671 6377

APPENDIX A

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by SAS	Performed by Vendor(s) for which SAS is the Responsible Party	Performed by subservicer(s) or Vendor(s) for which SAS is NOT the Responsible Party	NOT performed by SAS, subservicer(s) or Vendor(s) retained by SAS
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	A	A	A
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X	A	A	A
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.	A	A	A	A
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

		X	A	X8	A
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	X4	X4	X8	A
Cash Collection and Administration
1122(d)(2)(i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

		X2	X2	X8	A
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X5	X5	X8	A
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

		X3	A	A	A
1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

		X6	X6	X8	A
1122(d)(2)(v)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

		X6	X6	X8	A
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X6	X6	X8	A
1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset- backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

		X6	X6	X8	A
Investor Remittances and Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.

Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.

		X5	X5	X8	A
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X5	X5	X8	A
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	A	A	X8	A
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X5	X5	X8	A
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related mortgage loan documents.	X2	X2	X8	A
1122(d)(4)(ii)	Pool asset and related documents are safeguarded as required by the transaction agreements	X	A	X8	A
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X7	A	A	A
1122(d)(4)(iv)

Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

		X2	X2	X8	A
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	A	X1	X8	A
1122(d)(4)(vi)

Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

		X7	A	A	A
1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

		X7	A	A	A
1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

		X7	A	A	A
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	A	X1	X8	A
1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.

		A	X1	X8	A
1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

		A	X1	X8	A
1122(d)(4)(xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

		A	X1	X8	A
1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

		A	X1	X8	A
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X2	X2	X8	A
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	A	A	A	A

Footnotes:

A - Not applicable for this criterion.

X - SAS is directly responsible for this criterion for all loans and notes on the Platform.

X1 - SAS is responsible for such criterion only for un-securitized primary serviced loans as performed by a third-party Vendor on the Platform. This criterion is not applicable to (i) specially serviced loans, (ii) securitized primary loans where SAS is the “non-cashiering” primary servicer and primary serviced notes on the Platform.

X2 - SAS is directly responsible for such criterion only for specially serviced loans on the Platform. For un-securitized primary serviced loans on the Platform, this criterion is performed by a third-party Vendor for which SAS is the responsible party. For securitized primary serviced loans on the Platform (where SAS is the “non-cashiering” primary servicer) and primary serviced notes, SAS is not responsible for this criterion.

X3- SAS is directly responsible for such criterion for specially serviced loans and un-securitized primary loans on the Platform. For securitized primary serviced loans on the Platform (where SAS is the “non-cashiering” primary servicer) and primary serviced notes, SAS is not responsible for this criterion.

X4 - SAS is directly responsible for such criterion for (i) specially serviced loans, (ii) securitized primary loans and (iii) certain un-securitized primary loans and notes on the Platform. For certain un-securitized primary loans and notes on the Platform, this criterion is performed by third-party Vendor for which SAS is the responsible party.

X5 – SAS is directly responsible for such criterion for certain un-securitized primary serviced loans and notes on the Platform. For certain un-securitized primary serviced loans and notes on the Platform, this criterion is performed by a third-party Vendor for which SAS is the responsible party. For securitized primary serviced loans on the Platform (where SAS is the “non-cashiering” primary servicer) and specially serviced loans, SAS is not responsible for this criterion. (Specific to servicing criteria 1122(d)(3)(i)(C), SAS is not responsible for any loans and notes on the Platform.)

X6- SAS is directly responsible for such criterion for specially serviced loans, un-securitized primary loans and all notes on the Platform excluding reserve and escrow accounts related to un-securitized primary serviced loans and all notes on the Platform. For un-securitized primary loans on the Platform as related to reserve and escrow accounts, this criterion is performed by a third-party Vendor for which SAS is the responsible party. For all notes on the Platform as related to reserve, escrow or similar accounts, SAS is not responsible for this criterion. For securitized primary serviced loans on the Platform (where SAS is the “non-cashiering” primary servicer), SAS is not responsible for this criterion.

X7 - SAS is directly responsible for this criterion for all loans (excluding notes) on the Platform.

X8 - For two servicing agreements related to two un-securitized primary serviced loans, a sub-servicer engaged by the respective owners is responsible for this criterion and SAS is not responsible for the sub-servicer’s compliance with this criterion.

APPENDIX B

1. COMM 2016-GCT Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Strategic Asset Services LLC as Special Servicer